Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655


                AMERICAN BILTRITE FILES SECOND QUARTER FORM 10-Q


      WELLESLEY HILLS, MA, OCTOBER 11, 2007 - American Biltrite Inc. (AMEX:ABL) reported today that it has filed its Form 10-Q for the period ended June 30, 2007 with the Securities and Exchange Commission ("SEC"). As previously reported, American Biltrite had delayed filing its Form 10-Q pending completion of a review of the financial statements of its subsidiary Congoleum Corporation ("Congoleum") by the SEC. In June 2007, Congoleum received a comment letter from the SEC indicating that the SEC had reviewed Congoleum's Annual Report on Form 10-K for the year ended December 31, 2006 and was requesting supplemental information on Congoleum's accounting policies and disclosures related to asbestos liabilities, insurance settlements, and related costs. The SEC has recently advised Congoleum that its review has been completed without any required modification of Congoleum's financial statements or accounting policies. American Biltrite's consolidated financial results reported in its second quarter Form 10-Q filed today with the SEC are the same as the preliminary results reported in a press release issued by American Biltrite on August 10, 2007.

      American Biltrite had also been notified by the American Stock Exchange (the "Amex") that it was not in compliance with Sections 134 and 1101 of the Amex Company Guide due to the delay in filing its second quarter Form 10-Q with the SEC. By American Biltrite filing its Form 10-Q, American Biltrite expects to be in compliance with those sections of the Amex Company Guide.

Warning regarding forward looking statements

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on American Biltrite's expectations, as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward looking statements. Although American Biltrite believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Actual results could differ significantly as a result of various factors, including whether the Amex determines that American Biltrite has satisfied the Amex's listing standards by filing its report on Form 10-Q for the period ended June 30, 2007, as well as other factors set forth in American Biltrite's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings with the SEC.